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Exhibit 11.1
Statement re: Computation of Per Share Earnings
(In thousands, except per share data)
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
                                                                Year Ended December 31
                                             1994       1993       1992       1991       1990       1989
Primary:
Net income                                 $522,744   $473,729   $404,397   $377,322   $355,184   $343,277

Average common shares outstanding           118,298    124,282    128,128    129,985    130,469    132,075
Incremental shares outstanding <F1>           1,335      1,374      1,179        979         80        344
Average primary common shares               119,633    125,656    129,307    130,964    130,549    132,419

Earnings per common share - Primary           $4.37      $3.77      $3.13      $2.88      $2.72      $2.59


Fully Diluted:
Net income                                 $522,744   $473,729   $404,397   $377,322   $355,184   $343,277

Average common shares outstanding           118,298    124,282    128,128    129,985    130,469    132,075
Incremental shares outstanding <F1>           1,352      1,390      1,181      1,030         98        367
Average fully diluted common shares         119,650    125,672    129,309    131,015    130,567    132,442

Earnings per common share - Fully Diluted     $4.37      $3.77      $3.13      $2.88      $2.72      $2.59

<F1> Includes the incremental effect of stock options and restricted stock outstanding computed under the treasury stock method.
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